Radiant Energy Corporation
40 Centre Drive
Orchard Park, NY 14127
Tel: 716-662-0022

NOT FOR DISTRIBUTION IN THE UNITED STATES

FOR IMMEDIATE RELEASE          Canadian Venture Exchange: YRD

RADIANT ENERGY ANNOUNCES US $1.5 MILLION
PRIVATE PLACEMENT

Orchard Park, New York, February 22, 2001 - Radiant Energy Corporation, developer and marketer of InfraTeck, the patented aircraft deicing system for use in the aviation industry, announced that it intends to offer, on a private placement basis, Series A Convertible Debentures in the total principal amount of up to US$1.5 million. Closing of the private offering, which is expected to occur on or about March 15, 2001, is subject to the completion of final documentation and regulatory approval.

The Series A Debentures will mature five years from the date of issuance and will bear interest at the annual rate of 7.75%, payable semi-annually. Each US$1,000 principal amount of the Series A Debentures will be convertible at any time, at the option of the holder, into common shares of the Company at a conversion rate of approximately Cdn.$1.90 per share during the third year (for 805 common shares), Cdn$2.15 per share during the fourth year (for 710 common shares), and Cdn$2.67 per share during the last year (for 575 common shares). Insiders of the Company, including executive officers and directors, intend to acquire approximately 40.13% of the Series A Debentures pursuant to the offering.

"Management and Board members are participating in this financing which allows us to continue making positive advances in our sales and marketing efforts," commented Radiant's President and CEO, Bruce R. Nobles.

The Series A Debentures will not be registered under the Securities Act of 1933 (U.S.) and may not be sold or offered for sale in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Securities of Radiant Energy Corporation trade on the Canadian Venture Exchange (symbol YRD). There are 14,026,600 common shares outstanding. Boeing Capital Services Corporation holds approximately 20% of the outstanding common shares of Radiant Energy Corp.

For more information, please contact:

Jay Hussey
Investor Relations
The Equicom Group Inc.
416-815-0700 ext. 225
416-815-0080 fax
jhussey@equicomgroup.com